Exhibit n.

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen Credit Strategies Income Fund:

We consent to the use of our report dated September 29, 2017, with respect to the financial statements of Nuveen Credit Strategies Income Fund (the “Fund”), as of July 31, 2017, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, “Independent Registered Public Accounting Firm” in the Prospectus Supplement, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

January 10, 2018